Exhibit 10.28

DISTRIBUTION AGREEMENT

AGREEMENT made as of April 1, 2005 by and among Public Media Works, Inc. and Carpool Guy Partners LLC (collectively, “Licensor”), on the one part, and LA Ideas Inc. (“LA Ideas”), on the other.

WHEREAS, Licensor has the sole and unrestricted right, power and authority to grant the rights herein granted and agreed to be granted in and to the “Picture” as hereunder described and defined, and

WHEREAS, LA Ideas desires to acquire from Licensor the rights herein granted and agreed to be granted in and to the Picture.

NOW, THEREFORE, in consideration of the representations and warranties hereinafter set forth and of the mutual covenants of the parties hereto, it is agreed as follows:

1.             PICTURE.  The subject of this Agreement is the motion picture currently entitled “Carpool Guy” produced by Licensor and directed by Corbin Bernsen (“Picture”).

2.             TERRITORY.  The “Territory” for which the rights granted to LA Ideas in this Agreement shall consist of the Universe.

3.             TERM.  The rights granted to LA Ideas in this Agreement are granted in perpetuity commencing on the date hereof (“Term”).

4.             GRANT OF RIGHTS.  The sole and exclusive “Videogram Rights” to the Picture during the Term in the Territory and the sole and exclusive right to exploit the Picture by means of “Video On Demand”, “Pay Per View”, and “Internet Transmission” during the Term in the Territory.

4.1           “Videogram Rights” shall mean the right to manufacture, advertise, promote and distribute on a sale or rental basis, DVDs, video compact discs, laser discs, videotapes or any other analog or digital recording devices containing visual images now known or hereafter discovered for use by consumers.

4.2           “Video On Demand” shall mean the transmission of a selected video program from a video library via a system where reception of said video program at any viewing time selected by the viewer is available only upon payment of a charge therefor, which charge is in addition to any charge for reception of the television service and/or programming channel.

4.3           “Pay Per View” shall mean the transmission of a selected video program via a television system where reception of said video program at a viewing time selected by the viewer from a limited number of viewing times is available only upon payment of a charge therefor, which charge is in addition to any charge for reception of the television service and/or programming channel.

4.4           “Internet Transmission” shall mean the transmission of a selected video program to a consumer via the Internet (through digital downloading or otherwise), where such transmission is available only upon payment of a charge therefor, which charge is in addition to any charge for Internet services

4.5           Without in any way limiting the generality of the grant of rights set forth in this Section of the Agreement, LA Ideas is granted and shall be vested with the following rights for the purpose of distribution of the Picture as set forth hereunder:

4.5.1        Use of Title.  To use the title of the Picture and to change the title of the Picture if necessary or desirable in order to make the Picture suitable for exhibition in any and all parts of the Territory.

4.5.2        Addition of LA Ideas Name, Trademark and Logo.  To use the name, trademark and logo of LA Ideas or any of its subsidiaries, affiliates or its parent in the credits of the Picture and in all advertising and publicity relating thereto, in such a manner, position, form and substance as LA Ideas may reasonably elect to identify LA Ideas as the distributor of the Picture.

4.5.3        Changes.  To make such changes, additions, alterations, cuts, interpolations and elimination as LA Ideas may deem necessary or desirable in order to adapt and make the Picture suitable for exhibition in any and all parts of the Territory, provided, however, that no material change shall be made in any of the credits or the copyright notice appearing in positive prints or videotapes of the Picture as delivered by Licensor to LA Ideas.

4.5.4        Publicity and Advertising.  To publicize, advertise and exploit the Picture throughout the Territory during the Term and to cause or permit others so to do including, without limitation, the right in connection with, and solely for the purpose of advertising, publicizing and exploiting, the Picture to (i) publish and to license and authorize others to publish in such forms as LA Ideas may deem advisable, synopses, summaries, resumes and stories of any excerpts from the Picture and from any literary or dramatic material included in the Picture or upon which the Picture is based, and in newspapers, magazines, trade periodicals and in all other medial of advertising and publicity whatsoever; (ii) broadcast by radio and television, and to license and authorize others to so broadcast in the Territory, parts of the Picture, and any literary or dramatic material included in the Picture or upon which the Picture is based, and to use in conjunction therewith any other literary, dramatic or musical material; and (iii) use, license and authorize others to use the name, physical likeness of any actor, writer, director or executive producer rendering services in connection with the Picture, provided, however, LA Ideas shall abide by any reasonable restrictions on the use of the name, physical likeness and voice of any actor, writer, director or executive producer rendering services in connection with the Picture set forth in any agreement between Licensor and such person of which Licensor notifies LA Ideas in writing in advance.

4.5.5        Promotional Announcements.  To cause promotional announcements of the Picture to be made (should LA Ideas desire to do so) and prints thereof to be manufactured, exhibited and distributed by every means, method and device now or hereafter known.

4.5.6        Copies.  To manufacture and/or procure an unlimited number of copies of the Picture.

4.5.7        Claims.  To assert, prosecute, handle and settle in any and all parts of the Territory all claims or actions or causes of action against any and all persons for the unauthorized or illegal use, copying reproduction, release, distribution, exhibition or performance of the Picture or any part of versions thereof, or of the literary, dramatic or musical material upon which the Picture is based or which are used therein, or any part or version thereof, in any media which is part of the rights granted hereunder or for the enforcement or protection of all or any rights herein granted or purported to be granted to LA Ideas, together with full and complete authority and power of attorney in the name of Licensor or otherwise to do all or any of the foregoing, and to execute, acknowledge, verify and deliver any all consents, documents, releases or other papers or documents of any kind pertaining thereto or any thereof in the name of or on behalf of Licensor, which Licensor fails or refuses, after request and reasonable notice, to execute, acknowledge, verify and/or deliver.  LA Ideas may settle any claim pursuant to this Section which involves the collection of money only or the payment of money only out of Gross Proceeds collected or to be recouped out of Gross Proceeds hereunder without the prior consent of Licensor.  If Licensor, or any parent or affiliated company, is to pay any money or incur any obligation in connection with such settlement, or if such settlement imposes any limitation on Licensor’s rights or interests in the Picture, LA Ideas shall not agree to such settlement without the prior written consent of Licensor.

4.5.8        Sub-License. LA Ideas may grant further sub-license(s) in respect of the rights granted to it hereunder to any third parties.

5.             DELIVERY.

5.1           Physical Elements.  Licensor shall deliver the Picture to LA Ideas, free and clear from any liens, encumbrances, or any claims whatsoever.  In connection therewith, Licensor shall deliver to LA Ideas the physical elements as set forth in the “Delivery Requirements” attached hereto as Exhibit A.  Such elements shall be delivered to Kyle Borg, or such other person as may be designated by LA Ideas from time to time.

5.2           Documents.  Licensor also agrees to concurrently deliver to LA Ideas the following:

5.2.1        Chain of Title Documents.  Any and all documents necessary to prove or effectuate the chain of title.

5.2.2        Certificate of Insurance.  A certificate of errors and omissions insurance, naming as an additional insured “LA Ideas Inc.”, its affiliated and subsidiary entities, and the successors, licensees, assigns, officers and directors of each of the foregoing at no cost to LA Ideas.  Such policy shall be endorsed to provide LA Ideas with not less than 30 days notice of cancellation or material change in such policy.  Licensor agrees that it will keep such insurance in effect throughout the term hereof and such policy shall be issued by an insurance company acceptable to LA Ideas with not less than limits of $1,000,000 per claim and $3,000,000 in the aggregate and a deductible of not more than $10,000 per claim.  If, after the initial three year term of such errors and omissions insurance policy, the prevailing industry standard deductible is higher than $10,000, then the deductible on any renewal policy for the remainder of the term shall be such prevailing industry standard rate.

5.2.3        Scripts.  A copy of the final shooting script; a legible typewritten copy in the English language of a detailed continuity script containing final dialogue (word for word), narration, song vocals, as well as a cut by cut description of the action, conforming exactly to the photographic action and soundtrack; one copy of the editor’s code book, if any; and one copy of the lined script.

5.2.4        Music Cue Sheets.  A copy of a music cue sheet showing the particulars of all music, the title of each composition, names of composers, publishers, and copyright owner(s) and/or synchronization and performance rights owner(s); the usages (whether instrumental, instrumental-visual, vocal, vocal-visual or otherwise), the place and number of such uses, running time for each cue, the performing rights society involved, and any other information customarily set forth in music cue sheets.

5.2.5        Publicity Materials.  Publicity materials, including at least reproduction quality color and black and white photographs of the principal actors and key scenes from the Picture.

5.2.6        Promotional Materials.  Where available, a black and white production stat (being a high contrast black and white print) of the logo of the title of the Picture; where available, a color 5” by 4” transparency of the title logo.

5.2.7        Dubbing Restrictions.  A statement of any restrictions as to the dubbing of the voice of any player, if any.

5.2.8        Cutting Restrictions.  A statement of any restrictions as to the cutting or editing of the Picture, if any.

5.2.9        Titles.  A typewritten list of the main titles and end titles.

5.2.10      Biographies.  A biography of each of the principal members of the cast.

5.2.11      Synopsis.  A brief synopsis in English (one typewritten page in length) of the content.

5.2.12      Credits.  The statement(s) of credits to accord credit on the screen, in advertising and on recordings, and excerpts as to any restrictions as to use of name and likeness.

5.2.13      Cast.  One (1) copy of a list indicating the name of the character portrayed by each player and a complete description of the character.

5.3           Inspection.   All of the elements required in paragraphs 5.1 and 5.2 above are sometimes collectively referred to herein as the “Delivery Materials”.  To the extent that delivery is incomplete or fails to meet the requirements specified herein, LA Ideas shall so notify Licensor, and Licensor shall immediately thereafter correct all such deficiencies. If Licensor fails to meet such requirements then without waiving any of LA Ideas’ other rights and remedies, LA Ideas shall have the right, but not the obligation, to cure the defect.  The cost of any element of delivery supplied by LA Ideas which is omitted by Licensor, or does not meet the creative and technical specifications herein, may be recouped by LA Ideas from any disbursements to or for the account of Licensor hereunder.

6.             PARTICIPATION.

6.1           Subject to the full and faithful performance of this Agreement by Licensor and provided Licensor is not in material default of this Agreement, in consideration of the rights, license and privileges herein granted, LA Ideas agrees to pay Licensor its share of “Gross Proceeds” (defined below) as set forth in this Section.

6.2           Gross Proceeds shall be applied in the following manner and in the order set forth:

6.2.1        LA Ideas shall deduct and retain a “Distribution Fee” as follows:

6.2.1.1     For the United States:  Twenty Percent (20%) of Gross Proceeds; and

6.2.1.2     For the rest of the Territory:  Thirty Percent (30%) of Gross Proceeds;

6.2.2        LA Ideas shall recoup its Distribution Costs and Expenses as defined in Section 7.4; and

6.2.3        100% of the remaining Gross Proceeds after Licensor deducts its Distribution Fee and recoups its Distribution Costs and Expenses (“Remaining Gross Proceeds”) shall be paid to Licensor; provided, however, that:

6.2.3.1     50% of the Remaining Gross Proceeds derived solely from sales of Videograms and/or Internet Transmissions made on or from the website carpoolguy.com or any other website affiliated with the Picture shall be retained by LA Ideas (as the assignee of Shoolery Designs, Inc.) as set forth in that certain agreement between Shoolery Designs, Inc. and Public Media Works, dated as of February 1, 2005 (“Shoolery Agreement”); and

6.2.3.2     A royalty of Fifty Cents ($.50) shall be retained by LA Ideas (as the assignee of Shoolery Designs, Inc.) as set forth in the Shoolery Agreement for each DVD and/or other home video unit of the Picture sold or distributed and not returned during the Term in the Territory except sales derived from the website carpoolguy.com or any other website affiliated with the Picture.

6.3           Gross Proceeds shall be defined, calculated, accounted for and paid as set forth in Sections 7 and 8 below.

7.             GROSS PROCEEDS, DISTRIBUTION COSTS AND EXPENSES.

7.1           Gross Proceeds.  “Gross Proceeds” shall mean all monies actually collected by LA Ideas from the distribution of the Picture by means of Videograms, Video on Demand, Pay Per View and Internet Transmission (herein sometimes collectively called “distribution”).

7.2           Exclusions from Gross Proceeds.

The following shall not be included in Gross Proceeds:

7.2.1        Refunds.  Any monies paid to LA Ideas and thereafter refunded (and if any such monies have been included in computing any sums paid to

Licensor, such payment shall be deemed an overpayment); it is understood money shall be refunded only in exercise of good faith business judgment.

7.2.2        Advances and Security Deposits.  Any monies received by LA Ideas in the nature of advances or security deposits until such monies are earned or become non-refundable.

7.2.3        Discounts and Allowances.  All discounts or allowances paid or granted to third parties in the ordinary course of business in connection with the distribution of the Picture as permitted hereunder.

7.2.4        Taxes.  All sums paid or accrued on account of sales, use, value of the Picture, receipts, income remittance, and any other taxes, however denominated, to any governmental authority directly or indirectly related to the Picture (but not including any corporate income or franchise tax on LA Ideas’ or any affiliates’ income), including any cost (fairly apportioned by LA Ideas to the Picture hereunder) of contesting the same and all sums paid or accrued on account of all duties, customs and imposts, costs of acquiring permits and other similar authority to secure the entry and exercise of the rights hereunder.

7.2.5        Claims.  Amounts paid, or reasonably reserved, for the payment of any claims, actions or causes of action arising out of LA Ideas’ distribution of the Picture.

7.3           Distribution Costs and Expenses.  LA Ideas shall advance all Distribution Costs and Expenses and shall recoup the same in accordance with Section 6.2.2.  “Distribution Costs and Expenses” shall mean the following:

7.3.1        Manufacture/Duplication of Discs, Etc.  All costs incurred in connection with the manufacture, duplication, delivery, insurance and storage of discs, tapes and/or other Videograms of the Picture;

7.3.2        Promotional Announcements.  If LA Ideas determines that it is necessary or desirable to deliver to any of its licensees in connection with its distribution of the Picture, promotional announcements, in whatever length or lengths, LA Ideas shall cause such promotional announcements to be prepared.  The cost thereof shall be considered “Promotional Costs” (as defined below).

7.3.3        Advertising, Sales, Marketing and Publicity.  Advertising, sales, marketing and publicity costs (“Promotional Costs”), including without limitation, all costs incurred by LA Ideas in connection with Section 4.5.5 above, the cost of advertising in newspapers, trade papers, magazines, over radio or television, sales promotion books and the cost of press kits and synopses, the cost of entertaining and travel, relating to the advertising, sales, marketing and publicity of the Picture, and the cost of any and all advertising and promotional activities; provided, however, for any advertising or promotional materials relating to more than one of LA Ideas property, the costs thereof shall be fairly allocated and the allocated amount charged hereto.  Promotional Costs must be approved by Licensor prior to expenditure.  Such approval shall be deemed granted unless reasonable objection is received in writing within 3 business days after receipt of LA Ideas’ notice of its desire to expend such costs.

7.3.4        Miscellaneous.  All other costs incurred by LA Ideas in connection with the distribution of the Picture.

7.3.5        Costs of Collection.  Costs, including, but not limited to, reasonable attorneys’, outside accountants, and collection agency’s fees and costs incurred in any claim or proceeding brought by or against LA Ideas in collection of any Gross Proceeds in connection with the Picture or the Agreement.  The foregoing shall include the cost of securing royalty payments from the Copyright Royalty Tribunal, AGICOA, and similar and successor organizations, such cost to be a portion of LA Ideas’ overall cost for securing such payments for all programs distributed by LA Ideas, if any, prorated based upon the amount that the recovery for the Picture bears to the amount recovered for all payments so secured.

7.4           Residuals.  It is expressly understood and agreed that the costs for rerun, reuse or residual payments arising out of the distribution of the Picture hereunder shall be paid and borne solely by Licensor, including, without limitation, pension, health and welfare paid to or in connection with actors, writers, directors and musicians who provided services or granted rights in connection with the production of the Picture pursuant to certain collective bargaining agreements entered into by Licensor, rerun or reuse payments required by any and all collective bargaining agreements to which Licensor is a party or by which it may be bound, any and all additional payments (whether expressed in fixed amounts or in percentages, including, but not limited to, television rerun, re-use payments and/or any other payments required to be made to or on behalf of persons or firms used in or furnishing rights in the Picture by reason of any collective bargaining agreement and/or individual employment agreements) required to be made with respect to any persons or firms who render services upon or furnish material or rights for the Picture, except as set forth in Paragraphs 7.2.3.1 and 7.2.3.2 above, together with all taxes, fees, contributions and similar expenses attributable to such payments.

7.5           Music.  All Music synchronization license fees and master use license fees payable in connection with the exercise of distribution rights granted hereunder shall be paid and borne solely by Licensor.

7.6           Gross Proceeds; No Guarantee.  LA Ideas makes no warranty or representation about whether or not any Gross Proceeds shall be realized or the extent thereof,

and LA Ideas shall have no liability to Licensor if any Gross Proceeds which are realized fail to reach any particular level.

8.             ACCOUNTING.

8.1           Accounting Periods.  Gross Proceeds hereunder shall be computed by LA Ideas based upon the aggregate of Gross Proceeds derived from distribution of the Picture during accounting periods (herein “accounting periods”) as specified below.  The first accounting period hereunder shall commence on the date the Picture is first distributed under this Agreement.  LA Ideas shall render accountings on a quarterly basis.  LA Ideas shall render an accounting statement to Licensor within thirty (30) days after the end of each accounting period during which any Gross Proceeds are received by LA Ideas hereunder or Distribution Expenses are incurred hereunder.  LA Ideas shall have the right, in its sole discretion, to change the date in which to render an accounting, but in no event shall any accounting period be longer than the time period agreed to above.  Each accounting statement shall be set forth in reasonable detail the Gross Proceeds received by LA Ideas during the accounting period covered by such statement and the share thereof, if any, payable to Licensor.  Concurrently with the furnishing of any such statement, LA Ideas shall pay Licensor and any other parties as set forth herein its share of Gross Proceeds, if any, payable to Licensor pursuant to said accounting statement.  If, during any accounting period or periods, LA Ideas incurs a net loss, such loss or losses shall be carried forward into one or more accounting periods in which Gross Proceeds are realized and applied as a reduction of said Gross Proceeds.  LA Ideas may, during the pendency of any claim brought against LA Ideas by any third party with respect to any breach of any warranty or agreement made by Licensor under the Agreement, withhold any sums payable to Licensor hereunder in an amount which, in LA Ideas’ reasonable business judgment, is sufficient to satisfy Licensor’s liability to LA Ideas in connection therewith.  LA Ideas may also, in each accounting statement, provide for reserves which, in LA Ideas’ reasonable business judgment, are sufficient to cover any potential returns and the potential liability of LA Ideas from claims brought against LA Ideas by any third party with respect to the Picture.  LA Ideas shall liquidate reserves for returns within twelve (12) months.

8.2           Books and Records.  During any periods in which Licensor is entitled to accountings hereunder, and for at least two (2) years thereafter, LA Ideas shall maintain books and records relative to Gross Proceeds derived from distribution of the Picture by LA Ideas during that Period.  LA Ideas shall retain any books and records with respect to any item objected to until such objection is resolved.

8.3           Examination of Books and Records.  If Licensor so requests in writing, and affording LA Ideas at least ten (10) business days’ notice, LA Ideas will permit Licensor’s designated certified accountant to make an examination, at Licensor’s expense, of such of its books and records as may be necessary to verify the accuracy of any statement submitted to Licensor by LA Ideas hereunder, which examination with respect to each statement must take place during reasonable business hours, at LA Ideas’ office, only once during the one (1) year period subsequent to the delivery of such earnings statement.  Said examination may relate only to the sums contained on the last four (4) earnings statements, provided that examination shall not cover statements previously examined.  No examination shall continue longer than thirty (30) days after commencement thereof.  LA Ideas need not furnish Licensor with copies of any records inspected, but Licensor may copy said records or make extracts therefrom at its sole expense.

8.4           Incontestability.  Each statement rendered hereunder shall be binding upon Licensor and not subject to objection for any reason unless such objection is made in writing stating the basis thereof and delivered to LA Ideas within one (1) year from delivery of such statement or, if an examination is commenced prior thereto, within ninety (90) days from the completion of such examination.  Unless notice is given to LA Ideas as provided in this Section 8.4, each statement and other account rendered by LA Ideas shall be final, conclusive and binding upon Licensor and shall constitute an account stated.  The inclusion of any item from a prior statement on subsequent statements shall not render such prior-appearing item contestable or recommence the running of the applicable one (1) year period with respect thereto.

9.             WARRANTIES AND REPRESENTATIONS; INDEMNIFICATION.

9.1           Warranties and Representations.  In order to induce LA Ideas to enter into this Agreement, Licensor warrants and represents to LA Ideas as follows:

9.1.1        Licensor has the right, power and authority to enter into this Agreement and grant to LA Ideas all of the rights and licenses herein granted and agreed to be granted to LA Ideas; that the execution and delivery of this Agreement does not and will not violate the Certificate of Incorporation of or By Laws of Licensor or any court or administrative ruling, contract, instrument or any other agreement, to which Licensor is a party or by which it may be bound.

9.1.2        Licensor is the sole and absolute owner of and has the absolute right to grant to or vest in LA Ideas all of the rights, licenses and privileges granted to or vested in or to be granted to or vested in LA Ideas under this Agreement.

9.1.3        All of the following have been or will be fully paid or discharged:

9.1.3.1     All claims and rights of owners of copyrights of literary, dramatic, musical rights and other property or rights in or to all stories, plays, scripts, scenarios, themes, incidents, plots, characters, dialogue, music, words, and other material of any nature whatsoever appearing, used, or recorded in the Picture;

9.1.3.1     All claims and rights with respect to the use, distribution, performance, exhibition and exploitation of the Picture, and any music contained therein, throughout the Territory;

9.1.3.2     All costs of producing and completing the Picture have been fully paid or discharged, and there are not, and there will not be outstanding at any time during the term hereof, liens, claims, charges, encumbrances, restrictions, agreements, commitments, arrangements whatsoever with any person, firm or corporation, or any obligation (past, present or future), or any defaults under, or breaches, of any contract, license or agreement which can, or will, in any way interfere with, impair, abrogate or adversely or otherwise affect any of the rights granted to LA Ideas pursuant to the terms of this Agreement, and that there are not and will not be any payments of any kind required to be made by LA Ideas in respect, or as a result, of any use of the Picture pursuant to the rights and license herein granted to LA Ideas, except as set forth in Paragraphs 6.2.1.1 and 6.2.2.2.

9.1.4        Neither the Picture nor any part thereof, nor any materials contained therein or synchronized therewith, nor the title thereof, nor the exercise of any right, license or privilege herein granted, violates or will violate, or infringes or will infringe, any trademark, trade name, contract, agreement, copyright (whether common law or statutory) patent, literary, artistic, dramatic, personal, private, civil or property right or right of privacy or “moral rights of authors” or any other right whatsoever of, or slanders or libels, any person, firm, corporation, or association whatsoever.

9.1.5        Licensor owns or controls, without any limitations or restrictions whatsoever, all rights granted hereunder in and to the Picture and all the soundtracks thereof; and has obtained all necessary licenses required for the production, synchronization, exhibition, performance, distribution, marketing and exploitation of the Picture hereunder (including the dramatic and non-dramatic music performance rights to the music contained therein) throughout the Territory and during the Term, for any and all purposes licensed hereunder and by every means, method and device now or hereafter known or required for the full, complete and unlimited exercise and enjoyment by LA Ideas of each and all of the rights herein granted to it.

9.1.6        The performing rights to all musical compositions contained in the Picture are controlled by the Society of European State Authors and Composers, Inc. (“SESAC”), Associated Music Publishers, Inc. (“AMPI”), American

Society of Composers, Authors and Publishers (“ASCAP”), Broadcast Music Inc. (“BMI”) or their affiliates or are in the public domain or are controlled by Licensor to the extent required for the purpose of this Agreement.

9.1.7        With respect to the payment of rerun or residual payments, there are no restrictions which would or could prevent LA Ideas from distributing the Picture by any media or means for which rights are granted to LA Ideas hereunder and there are not and will not be any payments (out of any part of any revenues from the distribution or exploitation of the Picture or otherwise) which must be made by LA Ideas to any actors, musicians, directors, writers or to other persons who participated in the Picture, or to any union, guild or other labor organization for any right to exhibit the Picture or as compensation in connection with such exhibition or for any other use of the Picture or any of the rights therein and thereto granted hereunder.

9.1.8        The Picture has been duly and properly registered for copyright in the United States or can and prior to delivery to LA Ideas will be so registered, and the copyright will be valid in the United Stats and in all countries party to the Universal Copyright Convention or the Berne Convention.  The copyrights in the Picture and the literary, dramatic and musical material upon which the Picture is based or which are contained in the Picture will be valid and subsisting during the term throughout the Territory, and no part of the Picture is in the public domain.

9.1.9        LA Ideas will quietly and peacefully enjoy and possess each and all of the rights, licenses and privileges granted or purported to be granted to it throughout the term and the Territory without hindrance on the part of any third party.  There is not now outstanding any litigation or threatened litigation, or any claims or demands or threats of claims, with respect to the Picture, the literary, dramatic or musical material upon which the Picture is based, or which is used therein, or the physical properties thereof.

9.1.10      Licensor has not sold, assigned, transferred or conveyed, and will not sell, assign, transfer or convey, to any party, any right, title or interest in and to the Picture or any part thereof or in and to the dramatic or literary material upon which it is based, adverse to or derogatory of the rights granted to LA Ideas, and Licensor has not an will not authorize any other party to exercise any right to take any action which might tend to derogate from or compete with the rights herein granted or purported to be granted to LA Ideas.

9.2           Licensor’s Indemnity.  Licensor does hereby and shall at all times defend, indemnify and save harmless LA Ideas, its subsidiary, parent and affiliated companies, its officers, directors and employees, and its licensees and assignees, of and from any and all claims, demands, and causes of action, or any thereof arising out of or relating to or connected with or resulting from any actual or alleged breach by Licensor or any of its representations, warranties, covenants or undertakings under the Agreement.  Upon not more than ten (10) day notice from LA Ideas of any such claims, demands or action being advanced or commenced, Licensor agrees to adjust, settle, or defend the same (at Licensor’s election) at the sole cost of Licensor; if Licensor shall fail promptly to do so, LA Ideas shall have the right and is hereby authorized and empowered by Licensor to appear by its attorneys in any such action, to adjust, settle, compromise, litigate, contest, satisfy judgments and take any other action necessary or desirable for the disposition of such claim, demand or action; in any such case Licensor within fifteen (15) days after demand therefor by LA Ideas shall fully reimburse LA Ideas for all such payments and expenses, including attorneys’ fees; if Licensor shall fail so to reimburse LA Ideas then, without waiving its right otherwise to enforce such reimbursement, LA Ideas shall have the right to deduct the said amount of such payments and expenses, or any part thereof, from any sum payable or accruing, to or for the account of Licensor under this or any other agreement.

9.3           Credits.  Licensor warrants and represents that the main and end titles of the Picture delivered to LA Ideas hereunder contain or shall contain all necessary and proper credits for the actors, directors, writers and all other persons appearing in or connected with the production of the Picture who are entitled to receive the same.  Licensor shall deliver to LA Ideas as part of the delivery requirements of the Picture hereunder a complete statement setting forth the names of all persons to whom Licensor is contractually obligated to accord any credit in any advertising, publicity or exploitation of the Picture and to include in such statements excerpts from any such agreements defining and describing the form and nature of such required credits.  LA Ideas shall be entitled to rely entirely upon Licensor’s aforesaid warranty and statements to be delivered as aforesaid and if by reason of any improper information or lack of information contained in Licensor’s said statements, LA Ideas shall accord to any person improper or insufficient credit or no credit and such person by reason thereof shall made any claim against LA Ideas, then at the election of LA Ideas, evidenced by written notice to Licensor, Licensor agrees at its own cost and expense, to defend, indemnify and hold LA Ideas harmless against any such claim, action or proceeding, including any judgment that may be sustained against LA Ideas by reason thereof.  If LA Ideas elects, or if Licensor, following receipt from LA Ideas of such written notice, shall fail to promptly undertake the defense of any such claim, then LA Ideas may undertake such defense, at the expense of Licensor, which shall be deemed to include court costs and reasonable outside attorneys’ fees, and may, in good faith, settle or adjust the same of such terms as LA Ideas may deem fair and proper.  Licensor will upon demand reimburse LA Ideas for any such costs.  LA Ideas shall have the right to deduct the amount of its expenses incurred as a result of the defense of such claim, including the amount of any judgments required to be paid by LA Ideas from any sums payable or accruing under this Agreement to or for the account of Licensor.  LA Ideas shall inform its licensees of the provisions of this Section.   No casual or inadvertent failure by LA Ideas or failure by its licensees to comply with the provisions of this Section shall constitute a breach of this Agreement; provided, however, that if LA Ideas casually or inadvertently fails to comply with this Section, then upon written notice to LA Ideas specifying such failure in reasonable detail, LA Ideas shall use reasonable efforts to prospectively cure such failure as to prints and advertisements not yet printed or committed to as of the date of LA Ideas’ receipt of such notice. LA Ideas or its relevant subsidiary or affiliate shall have the right to add a logo card credit as the distributor of the Picture in the Territory, in a form specified by LA Ideas in last position on screen.

10.           LA IDEAS INDEMNIFICATION.

LA Ideas does hereby and shall at all times defend, indemnify and save harmless Licensor, its subsidiary, parent and affiliated companies, its officers, directors and employees, from any and all claims, actions or causes of action brought or made by third parties unaffiliated with Licensor arising out of any distribution by LA Ideas of the Picture contrary to the terms of this Agreement or a breach by LA Ideas of its covenants and agreements hereunder (other than a claim to which Licensor’s indemnity applies).

11.           DEFAULT.

The rights herein granted by Licensor are of a unique character and of such value that the loss of these rights could not be adequately compensated in damages in an action at law, and a breach by Licensor of any material provision hereunder will cause irreparable injury.  Licensor therefore expressly agrees that LA Ideas shall be entitled to seek equitable relief by way of temporary restraining order, preliminary or permanent injunction or otherwise to prevent the breach of this Agreement and to secure its enforcement.  However, the sole right of Licensor as to any breach or alleged breach by LA Ideas shall be the recovery of money damages, and the rights herein granted by Licensor shall not terminate by reach of such breach.  Each of LA Ideas’ several rights, remedies and options hereunder shall be cumulative and no one of them is exclusive of the others or of any right, remedy or priority allowed by law or in equity, and the pursuit of one remedy shall not be deemed a waiver of any other remedy.  Without limiting the generality of the foregoing, the rights granted herein shall not terminate, abate or otherwise be adversely affected if Licensor shall be adjudicated a bankrupt, or a receiver, trustee or liquidator shall be appointed to administer its affairs or assets, or if Licensor shall file a petition in bankruptcy or a petition for an arrangement with creditors under Chapter XI of the bankruptcy laws of the United States, or similar laws of other jurisdictions, or make a general assignment of its assets for the benefit of creditors.

12.           MISCELLANEOUS.

12.1         No Liens.  All Gross Proceeds derived from distribution of the Picture shall be received by LA Ideas as its sole and absolute property and, as between LA Ideas and Licensor, LA Ideas’ only obligation under this Agreement shall be to pay to Licensor sums equal to Licensor’s share of Gross Proceeds, if any, becoming payable hereunder.  There is a creditor-debtor relationship between LA Ideas and Licensor with respect to payment of amounts due Licensor hereunder and nothing contained herein shall be construed to create an agency, trust or fiduciary obligation with respect to such amounts or to prevent LA Ideas from commingling any such amounts with any other funds or give Licensor a lien on the Picture and Licensor waives any right to claim to the contrary.  LA Ideas’ obligation to pay Licensor hereunder shall not bear interest nor entitle Licensor to gains which may accrue to such funds prior to payment to Licensor.

12.2         No Fiduciary Obligation.  No fiduciary or separation of funds obligations of any sort are created by this Agreement.

12.3         LA Ideas’ Authority.  Except for Licensor’s approval right with respect to Promotional Costs, as between Licensor and LA Ideas, LA Ideas shall have complete authority to exploit its distribution rights hereunder throughout the Territory in accordance with such methods, policies and terms as it may in good faith determine.  LA Ideas agrees to use good faith efforts to exploit its distribution rights hereunder, provided, however, that Licensor understands that LA Ideas has not made any representations or warranties, express or implied, as to the amount of proceeds to be derived from the exploitation of the Picture nor that there will be any sum payable to Licensor hereunder nor that LA Ideas will successfully exploit the Picture.  Further, LA Ideas may refrain from exploiting any or all of its rights in the Picture in any particular territory if LA Ideas, in its good faith opinion, believes it is desirable to do so; provided, however that if LA Ideas elects to completely abandon its distribution of the Picture by written notice to Licensor, then this Agreement shall terminate and all rights granted herein shall revert to Licensor.”

12.4         Force Majeure.  Anything herein contained to the contrary notwithstanding, neither party shall be liable to the other in damages by virtue of any failure to perform hereunder caused by any cause beyond its control customarily considered an event of force majeure, including, but not limited to, fire, earthquake, flood, epidemic, accident, explosion, casualty, strike, lockout, labor controversy, riot, civil disturbance, act of a public enemy, embargo, war, act of God, any governmental ordinance or law, the issuance of any executive or judicial order, any failure or delay of any transportation agency, any failure or delay with respect to the electrical or sound equipment or apparatus, or by any laboratory, any failure without fault, to obtain material, transportation, power, or any other essential thing required in the conduct of its business or any similar causes.

12.5         No Partnership.  Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto, or constitute either party the agent of the other.  Neither party shall hold itself out contrary to the terms of this paragraph, and neither party shall be or become liable by any representation, act or omission of the other contrary to the provisions hereof.  This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party whether referred to herein or not.  LA Ideas shall not be considered a trustee, pledge holder, fiduciary or agent of Licensor by reason of anything done or any money collected by it.

12.6         No Implied or Continuing Waiver.  No failure on the part of LA Ideas or Licensor to exercise and no delay in exercising, and no course of dealing with respect to any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.7         Notices.  All notices and other communications to be given by either party hereunder shall be in writing and shall be delivered by hand, sent by facsimile, air express, or certified mail return receipt requested.  Every notice shall be deemed received if hand-delivered, on the date of delivery; if by facsimile, on the date of confirmation of such transmittal’s completion;  if by air express, on the date of delivery; and if sent otherwise, on the third (3rd) day after its mailing, exclusive of Saturdays, Sundays and holidays.  All notices and communication hereunder shall be addressed as follows, unless the parties agree in writing otherwise:

To LA Ideas:	LA Ideas Inc.
6222 Wilshire Boulevard
Suite 400
Los Angeles, California 90048-5100
Attention: Kyle Borg

With a copy concurrently to:

Weissmann, Wolff, Bergman, Coleman
Grodin & Evall, LLP
9665 Wilshire Boulevard, Suite 900
Beverly Hills, California 90212
Attention: Andrew J. Schmerzler

To Licensor:	Public Media Works
Carpool Guy Partners LLC
4759 Oxnard Street
Van Nuys, California 91411

12.8         Headings.  The headings of this Agreement or any paragraphs hereof are inserted for the purpose of convenient reference and it is recognized that they may not accurately or adequately describe the contents of the paragraphs which they head.  Such headings shall not be deemed to limit, cover or in any way affect the scope, meaning or intent of this Agreement, or any part thereof, nor shall they otherwise be given any legal effect.

12.9         Entire Agreement.  This Agreement supersedes and cancels all prior negotiations and understandings in the premises between the parties, and contains all of the terms, conditions and promises of the parties hereto in the premises.  No modification hereof shall be valid or binding unless in writing and executed by both parties hereto.  No officer, employee or representative of LA Ideas has any authority to make any representation or promise not contained in this Agreement, and Licensor has not executed this Agreement in reliance on any such representation or promise.

12.10       Governing Law.  This Agreement shall be construed and interpreted pursuant to the applicable federal laws of the United States and the substantive laws of the State of California and the venue for any dispute shall be the courts located in Los Angeles County, California.

12.11       Violation of Law.  Nothing contained herein shall be construed as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any material statute, law or ordinance contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

12.12       Person.  As used herein, the term “persons” shall, unless the context clearly provides to the contrary, include any association, organization, partnership, business trust or corporation as well as natural persons.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year above written.

PUBLIC MEDIA WORKS, INC.

By:	/s/ Corbin Bernsen
Print Name:	Corbin Bernsen
Print Title:	President

CARPOOL GUY PARTNERS LLC

By:	/s/ Thomas A. Szabo
Print Name:	Thomas A. Szabo
Print Title:

LA IDEAS INC.

By:	/s/ Kyle Borg
Print Name:	Kyle Borg
Print Title:	COO

EXHIBIT ”A”

DELIVERY REQUIREMENTS

The following items shall be delivered to LA Ideas:

EXHIBIT ”B”

DELIVERY SCHEDULE